Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of General Finance Corporation of our report dated September 12, 2014 relating to the consolidated financial statements and the financial statement schedule listed in Item 15(a) appearing in the Annual Report on Form 10-K of General Finance Corporation for the year ended June 30, 2014, and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Horwath LLP

Sherman Oaks, California
October 21, 2014